Exhibit 10(c)

Acuity Brands, Inc.
Compensation for Non-Employee Directors
(Effective September 1, 2018)

Annual Retainer

Cash Retainer	$80,000
Non-Cash Retainer	$145,000

Annual cash retainer is payable quarterly in arrears. The non-cash Retainer is deferred into the Nonemployee Director Deferred Compensation Plan until the nonemployee director stock ownership requirement has been met (5 times the annual cash retainer, or $400,000). If the stock ownership requirement has been met, each director may elect to have the value issued in the form of a stock grant or elect to have it deferred into the Nonemployee Director Deferred Compensation Plan.

Annual Committee Chair Retainers

Audit Committee	$15,000
Compensation Committee	$15,000
Nominating and Governance Committee/Lead Director	$25,000

Annual retainers to committee chairs are payable quarterly in arrears.

Additional Meeting Fees

Board Meeting Fee (for each meeting attended in excess of 6 meetings)	$2,000
Committee Meeting Fee (for each meeting attended in excess of 6 meetings)	$1,500

Additional meetings fees are payable quarterly in arrears, if earned.

Equity Compensation

Each non-employee director continuing after the January 4, 2019 Annual Shareholders’ Meeting received a restricted stock award valued at $50,000 (429 shares). The shares will vest ratably over three years beginning on the first anniversary of the grant date (January 4, 2019).